Exhibit 2.4

DESCRIPTION OF THE COMMON STOCK AND RELATED MATTERS

Except as otherwise stated, set forth below is information relating to AU Optronics Corp. (“AUO”)’s common stock, including brief summaries of the relevant provisions of AUO’s articles of incorporation the ROC Securities and Exchange Law, the regulations promulgated under the ROC Securities and Exchange Law and the ROC Company Law relating to AUO’s common shares. Capitalized terms used but not defined herein have the meanings given to them in AUO’s annual report on Form 20-F for the fiscal year ended December 31, 2019.

General

AUO’s authorized share capital is NT$120 billion, divided into 12 billion common shares, and 100,000,000 common shares are reserved for issuance of common shares upon exercise of employee stock options. As of December 31, 2019, 9,499,245,115 common shares were issued and outstanding.

All common shares presently issued, including those underlying AUO’s existing ADSs, are fully paid and in registered form, and existing shareholders are not obligated to contribute additional capital.

New Common Shares and Preemptive Rights

The issuance of new common shares requires the prior approval of AUO’s board of directors. If the issuance of any new common shares will result in any change in AUO’s authorized share capital, AUO is required under ROC law to amend the Articles of Incorporation, which requires approval of AUO’s shareholders in a shareholders’ meeting. AUO must also obtain the approval of, or submit a report to, the ROC Financial Supervisory Commission (“FSC”) and the Hsinchu Science Park Administration Bureau, as applicable. Generally, when a company issues capital stock for cash, 10% to 15% of the issue must be offered to its employees. In addition, if a public company intends to offer new shares for cash, at least 10% of the issue must also be offered to the public. This percentage can be increased by a resolution passed at a shareholders’ meeting, which will reduce the number of new shares in which existing shareholders may have preemptive rights. Unless the percentage of the shares offered to the public is increased by a resolution, existing shareholders of the company have a preemptive right to acquire the remaining 75% to 80% of the issue in proportion to their existing shareholdings. Nevertheless, the preemptive rights provisions will not apply to offerings of new shares through private placements approved at a shareholders’ meeting.

Register of Shareholders and Record Date

With respect to shareholders who have opened Taiwan Depository & Clearing Corporation (“TDCC”) book-entry accounts, AUO’s register of such shareholders is maintained by the database of TDCC. With respect to shareholders who have not opened TDCC book-entry accounts, AUO’s register of such shareholders is maintained by the share registrar, Taishin International Bank, Stock Affairs Department. The ROC Company Act permits AUO, by giving advance public notice, to set a record date and close the register of shareholders for a specified period in order to determine the shareholders or pledgees that are entitled to certain rights pertaining to its common shares. Under the ROC Company Act, AUO’s register of shareholders should be closed for a period of sixty days before each general meeting of shareholders, thirty days before each extraordinary meeting of shareholders and five days before each record date.

Transfer of Common Shares

Under the ROC Company Act, shares are transferred by endorsement and delivery of the related share certificates. However, settlement of trading of shares of a listed company, such as AUO, generally is carried out on the book-entry system maintained by TDCC. In addition, transferees must have their names and addresses registered on AUO’s register in order to assert shareholders’ rights against us. Notwithstanding the foregoing, shareholders are required to file their specimen seals with AUO’s share registrar.

Shareholders’ Meetings

AUO is required to hold an annual general shareholders’ meeting once every calendar year, generally within six months after the end of each fiscal year. Any shareholder who holds 1% or more of its issued common shares may submit one proposal for discussion at AUO’s annual general shareholders meeting. AUO’s directors may convene an extraordinary shareholders’ meeting whenever they think fit, and they must do so if requested in writing by shareholders holding not less than 3% of the issued common shares who have held their shares for more than a year, or shareholders continuously holding 50% or more of the total number of issued shares of a company for a period of three months or a longer time may convene a special shareholders’ meeting. In addition, any member of the audit committee may convene a shareholders’ meeting under certain circumstances. For a public company in Taiwan, such as AUO, at least 15 days’ advance written notice must be given of every extraordinary shareholders’ meeting and at least 30 days’ advance written notice must be given of every annual general shareholders’ meeting. Unless otherwise required by law or by the Articles of Incorporation, voting for an ordinary resolution requires an affirmative vote of a simple majority of those present and voting. A special resolution may be adopted in a meeting of shareholders convened with a quorum of holders of at least two-thirds of AUO’s total outstanding common shares at which the holders of at least a majority of AUO’s common shares represented at the meeting vote in favor thereof. A special resolution is necessary for various matters under ROC law, including:

•	any amendment to AUO’s articles of incorporation;

•	AUO’s dissolution or amalgamation;

•	a merger or spin-off;

•	transfers of the whole or a substantial part of AUO’s business or properties;

•	the acquisition of the entire business or properties of another company which would have a significant impact on AUO’s operations;

•	execution, modification or termination of any contracts regarding leasing of all business or joint operations or mandate of AUO’s business to other persons;

•	the distribution of any stock dividend;

•	the removal of directors;

•	application for the approval of ceasing status as a public company;

•	following capital reserves distributed in the form of new shares; 1. the income derived from the issuance of new shares at a premium; 2. the income from endowments received by the company;

•	legal reserve which exceeds 25% of the Company’s paid-in capital distributed in the form of new shares; or

•	clearing conflicts of interest for Company directors.

However, in the case of a public company such as AUO, a special resolution may be adopted by holders of at least two-thirds of the common shares represented at a meeting of shareholders at which holders of at least a majority of the total outstanding common shares are present.

Voting Rights

According to the ROC Company Act, a holder of AUO’s common shares has one vote for each share held at shareholders’ meetings. However, (i) treasury shares or (ii) AUO’s common shares held by an entity in which AUO owns more than 50% of the voting shares or paid-in capital (a “Controlled Entity”) or by a third entity in which AUO and a Controlled Entity jointly own, directly or indirectly, more than 50% of the voting shares or paid-in capital cannot be voted. There is cumulative voting for the election of directors. In all other matters, shareholders must cast all their votes the same way on any resolution provided that shareholders holding common shares on behalf of others are permitted to split votes when exercising voting rights. Voting rights attached to AUO’s common shares may be exercised by personal attendance or proxy through written or electronic ballot.

If any shareholder is represented at a general or extraordinary shareholders’ meeting by proxy, a valid proxy form must be delivered to AUO five days before the commencement of the general or extraordinary shareholders’ meeting. Voting rights attached to AUO’s common shares that are exercised by AUO’s shareholders’ proxy are subject to ROC proxy regulations. Any shareholder who has a personal interest in a matter to be discussed at the AUO shareholders’ meeting, the outcome of which may impair AUO’s interests, is not permitted to vote or exercise voting rights nor vote or exercise voting rights on behalf of another shareholder on such matter.

Except for trust enterprises or share transfer agents approved by the FSC, where one person is appointed as proxy by two or more shareholders who together hold more than 3% of AUO’s common shares, the votes of those shareholders in excess of 3% of AUO’s total issued common shares will not be counted.

You will not be able to exercise voting rights on the shares underlying your ADSs on an individual basis. For additional information, see “Item 3. Key Information—3.D. Risk Factors—Risk Related to our ADSs and Our Trading Market—ADS holders will not have the same rights as our shareholders, which may affect the value of the ADSs.”

Dividends and Distributions

AUO may distribute dividends in any year in which it has accumulated earnings. Dividends may be distributed either in cash, in the form of common shares or a combination of cash and common shares. AUO’s Articles of Incorporation provide that the cash portion of any dividend shall not be less than 10% of the annual dividend. Dividends are paid proportionately to shareholders as listed on the register of shareholders on the relevant record date.

AUO’s Articles of Incorporation provide that where AUO has a profit before tax for each fiscal year, it shall first recover the loss for the preceding years, if any, and then distribute no less than 5% of the remaining profit for distribution to employees as remuneration and no more than 1% of the remaining profit for distribution to directors as remuneration, and then pay taxes, and then 10% of the remaining net earnings shall be allocated as the legal reserve unless and until the accumulated legal reserve reaches the paid-in capital; and a certain amount shall be further allocated as special reserve or the special reserve shall be reserved in accordance with applicable laws and regulations or as requested by the competent authority. The balance (if any) together with accumulated and unappropriated retained earnings can be distributed after the distribution plan proposed and approved. Dividend distribution in the form of shares (in whole or in part) shall be approved by the shareholders’ meeting. Dividend distribution in the form of cash shall be approved by the Board and a report of such distribution shall be submitted to the shareholders’ meeting.

In addition, where the Company incurs no loss, the Company may distribute the portion of legal reserve which exceeds 25% of AUO’s paid-in capital and the capital reserves permitted for distribution under the Company Act, in whole or in part, in the form of cash, to the shareholders in proportion to their shareholdings by the resolution adopted by the Board and a report of such distribution shall be submitted to the shareholders’ meeting.

For information on the dividends paid by us in recent years, see “Item 8. Financial Information—8.A.8. Dividends and Dividend Policy.” For information as to ROC taxes on dividends and distributions, see “Item 10. Additional Information—10.E. Taxation—ROC Tax Considerations—Dividends.”

Acquisition of Common Shares by AUO

With limited exceptions under the ROC Company Act, AUO is not permitted to acquire its common shares.

In addition, pursuant to the Securities and Exchange Law, AUO may, by a board resolution adopted by majority consent at a meeting with two-thirds of its directors present, purchase its common shares on the Taiwan Stock Exchange or by a tender offer, in accordance with the procedures prescribed by the FSC, for the following purposes:

•	to transfer common shares to its employees;

•	to facilitate conversion arising from bonds with warrants, preferred shares with warrants, convertible bonds, convertible preferred shares or certificates of warrants (collectively, the “Convertible Securities”) issued by AUO into common shares; and

•	if necessary, to maintain its credit and its shareholders’ equity; provided that the common shares so purchased shall be cancelled thereafter.

AUO’s common shares purchased pursuant to the first and the second items above shall be transferred to its employees or holders of Convertible Securities, as the case maybe, within five years after the date of such purchase. AUO’s common shares purchased pursuant to Item 3 above shall be cancelled within six months after the date of such purchase.

AUO is not allowed to purchase more than 10% of AUO’s total issued common shares. In addition, AUO may not spend more than the aggregate amount of AUO’s retained earnings, the premium from issuing stock and the realized portion of the capital surplus to purchase its common shares.

AUO may not pledge or hypothecate any purchased common shares. In addition, AUO may not exercise any shareholders’ rights attaching to such common shares. In the event that AUO purchases its common shares on the Taiwan Stock Exchange, its affiliates, directors, officers and their respective spouses and minor children and/or nominees are prohibited from selling any of AUO’s common shares during the period in which AUO purchases its common shares.

According to the ROC Company Act, an entity of which AUO directly or indirectly owns more than 50% of the voting shares or paid-in capital, which is referred to as a controlled entity, may not purchase AUO’s common shares. Also, if AUO and a controlled entity jointly own, directly or indirectly, more than 50% of the voting shares or paid-in capital of another entity, which is referred to as a third entity, the third entity may not purchase common shares in either AUO or a controlled entity.

Liquidation Rights

In the event of AUO’s liquidation, the assets remaining after payment of all debts, liquidation expenses, taxes and distributions to holders of preferred shares, if any, will be distributed pro rata to AUO’s shareholders in accordance with the ROC Company Act.

Rights to Bring Shareholder Suits

Under the ROC Company Act, a shareholder may bring suit against us in the following events:

•	Within 30 days from the date on which a shareholders’ resolution is adopted, a shareholder may file a lawsuit to annul a shareholders’ resolution if the procedure for convening a shareholders’ meeting or the method of resolution violates any law or regulation or AUO’s Articles of Incorporation.

•	If the substance of a resolution adopted at a shareholders’ meeting contradicts any applicable law or regulation or AUO’s Articles of Incorporation, a shareholder may bring a suit to determine the validity of such resolution.

Shareholders may bring suit against AUO’s directors under the following circumstances:

•	Shareholders who have continuously held 1% or more of the total number of issued common shares for a period of six months or longer may request in writing that an independent director institute an action against a director on AUO’s behalf. In case the independent director fails to institute an action within 30 days after receiving such request, the shareholders may institute an action on AUO’s behalf. In the event that shareholders institute an action, a court may, upon motion of the defendant, order such shareholders to furnish appropriate security.

•	In the event that any director, officer or shareholder who holds more than 10% of AUO’s issued common shares and their respective spouse and minor children and/or nominees sells common shares within six months after the acquisition of such common shares, or repurchases the common shares within six months after the sale, AUO may make a claim for recovery of any profits realized from the sale and purchase. If AUO’s board of directors or AUO’s audit committee fails to make a claim for recovery, any shareholder may request that AUO’s board of directors or AUO’s audit committee exercise the right of claim within 30 days. In the event AUO’s directors or audit committee fail to exercise such right during such 30-day period, such requesting shareholder will have the right to make a claim for such recovery on AUO’s behalf. AUO’s directors and audit committee will be jointly and severally liable for damages suffered by us as a result of their failure to exercise the right of claim.

Financial Statements

Within three months after the end of each fiscal year, AUO must post its annual audited financial statements under Taiwan IFRS on the website of the Taiwan Stock Exchange, for inspection by AUO’s shareholders.

Transfer Restrictions

AUO’s directors, officers and shareholders holding more than 10% of AUO’s issued common shares and their respective spouse and minor children and/or nominees, which AUO refers to as insiders, are required to report any changes in their shareholding to us on a monthly basis. No insider is permitted to sell shares on the Taiwan Stock Exchange for six months from the date on which the relevant person becomes an insider. In addition, generally the number of shares that insiders can sell or transfer on the Taiwan Stock Exchange on a daily basis is limited by ROC law. Furthermore, insiders may sell or transfer AUO’s common shares on the Taiwan Stock Exchange only after reporting to the FSC at least three days before the transfer, provided that such reporting is not required if the number of common shares transferred per day does not exceed 10,000.

Other Rights of Shareholders

Under the ROC Company Act, dissenting shareholders are entitled to appraisal rights in the event of a spin-off, a merger or various other major corporate actions. Dissenting shareholders may request us to redeem their common shares at a fair price to be determined by mutual agreement. If no agreement can be reached, the valuation will be determined by court order. Dissenting shareholders may exercise their appraisal rights by notifying us before the related shareholders’ meeting or by raising and registering their dissent at the shareholders’ meeting.

Reporting of substantial shareholding

When an acquisition of AUO’s shares accumulatively reaches 10% of the total issued common shares, the acquirer(s) shall file a declaration of the identity of the acquirer(s), total number of acquired shares, purpose of acquisition and other required information with the FSC, and shall also make a public disclosure in this regard. The same applies where there is any change in the information declared. Further, the shareholders holding more than 10% of AUO’s issued common shares are required to report to AUO on a monthly basis for any changes in their shareholding (including those owned by their respective spouse and minor children and/or nominees) and any pledge thereover, which AUO shall compile and post such information on the website of the Taiwan Stock Exchange.

DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES

We have appointed Citibank, N.A. as the depositary bank for the American Depositary Shares pursuant to a deposit agreement (the “Deposit Agreement”). A copy of the Deposit Agreement and the amendment to the Deposit Agreement are each on file with the SEC under cover of Registration Statements on Form F-6 (Registration Numbers 333-118892 and 333-170665, respectively). You may obtain a copy of the Deposit Agreement and its amendment from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). The term “Deposit Agreement” shall hereinafter refer to the Deposit Agreement as amended.

Citibank, N.A. when acting as depositary bank for the American Depositary Shares is referred to as the “depositary bank” or as the “Depositary.” Citibank, N.A.’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. The American Depositary Shares are referred to as “ADSs” and represent ownership interests in securities that are on deposit with the Depositary. The ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The Depositary has appointed Citibank Taiwan Ltd., located at 9F, No. 16 Nanking East Road, Section 4, Taipei 105, Taiwan, ROC as custodian to safe keep the securities on deposit.

The following is a summary description of the material terms of ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the Deposit Agreement and not by this summary. We urge you to review the Deposit Agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the Deposit Agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, ten common shares that are on deposit with the Depositary and/or the custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the Depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the Depositary may agree to change the ADS-to-common share ratio by amending the Deposit Agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the Depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the Depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the Deposit Agreement be vested in the beneficial owners of the ADSs. The Depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of the ADSs may or may not be the holder of ADSs. Beneficial owners of the ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the Depositary, and the Depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the Deposit Agreement.

If you become an owner of ADSs, you will become a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of any ADR that evidences your ADSs. The Deposit Agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the Depositary. As an ADS holder you appoint the Depositary to act on your behalf in certain circumstances. The Deposit Agreement and the ADRs are governed by New York law. However, our obligations to the holders of common shares will continue to be governed by ROC laws, which may be different from the laws in the United States. In addition, we note that ROC law and regulations may restrict the deposit and withdrawal of the common shares into or from depositary receipt facilities.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the Depositary’s services are made available to you. As an owner of the ADSs, you may hold your ADSs by means of a ADR registered in your name, or through a brokerage or safekeeping account, or through an account established by the Depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the Depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the Depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the Depositary to the holders of the ADSs. The direct registration system includes automated transfers between the Depositary and the Depository Trust Company (DTC), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of a ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the common shares in the name of the Depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the Depositary or the custodian the record ownership in the applicable common shares with the beneficial ownership rights and interests in such common shares being at all times vested with the beneficial owners of the ADSs representing the common shares. The Depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

This summary description below assumes you have chosen to own the ADSs directly registered in your name in certificated or uncertificated form and, as such, we will refer to you as the “holder”. When we refer to “you”, we assume the reader owns ADSs and will own ADSs at the relevant time. This summary description also assumes that the owner of ADSs is neither a citizen of the PRC nor an entity organized in the PRC, as ownership of ADSs by such persons is subject to special ROC laws, rules and regulations.

“we,” “us,” “company” and “our” refer to AU Optronics Corp. and, unless otherwise stated or the context otherwise requires, its subsidiaries.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will notify the depositary and deposit the funds with the custodian. Upon receipt of such notice and of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to any restrictions imposed by ROC laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to you will be net of the fees, expenses, taxes and governmental charges payable by you under the terms of the Deposit Agreement. Upon receipt of approval from the Central Bank of the Republic of China (Taiwan), if any, the depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of Shares

Whenever we make a free distribution of our common shares for the securities on deposit with the custodian, we will notify the depositary and deposit the applicable number of common shares with the custodian. Upon receipt of notice of such deposit, the depositary will either distribute to you new ADSs representing the common shares deposited or modify the ADS-to-common shares ratio, in which case each ADS you hold will represent rights and interests in the additional common shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-common shares ratio upon a distribution of common shares will be made net of the fees, expenses, taxes and governmental charges payable by you under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new common shares so distributed.

The depositary will not make any such distribution of new ADSs if it would violate a law, including the U.S. securities laws, or if the distribution is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the common shares received upon the terms described in the Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash. In addition, if the number of common shares is not a whole number, the depositary will use its best efforts to sell the fractional common shares and distribute the proceeds to you as a cash distribution.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional common shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new common shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	we fail to deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable to distribute the rights.

The Depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the Depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional common shares, it will give prior notice thereof to the Depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the Depositary in determining whether such distribution is lawful and reasonably practicable.

The Depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the Deposit Agreement. In such case, the Depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the ROC would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

Whenever we intend to distribute property other than cash, common shares or rights to purchase additional common shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the Deposit Agreement, the depositary will distribute the property to you in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by you under the terms of the Deposit Agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	we do not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Common Shares

Our common shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of our common shares, or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged for our common shares held on deposit. The depositary may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs Upon Deposit of Common Shares

Subject to limitations set forth in the Deposit Agreement, the depositary may create ADSs on your behalf if you or your broker deposit our common shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of our common shares to the custodian. Your ability to deposit common shares and receive ADSs may be limited by U.S. and ROC legal considerations applicable at the time of deposit.

Under the laws and regulations of the ROC, as currently in effect, without obtaining specific approval from the FSC, no common shares may be accepted for deposit and no ADSs may be issued under the terms of the Deposit Agreement except in the following circumstances:

(1)	upon a stock dividend on, or a free distribution of, common shares to existing shareholders;
(2)	upon the exercise by existing shareholders of their preemptive rights in connection with capital increases for cash; and
(3)	as permitted under the Deposit Agreement, the purchase directly by a person or through the depositary of common shares on the TWSE or the delivery by any person of common shares held by such person for deposit in the depositary receipt facility provided that the total number of ADSs outstanding after an issuance described in clause (4) does not exceed the number of ADSs issued and previously approved by the ROC in connection with the offering plus any ADSs created under clauses (1), (2) and (3) described above; provided that the Depositary will refuse to accept common shares for deposit under clause (4) if such deposit is not permitted under any restriction notified by the company to the Depositary from time to time, which restriction may specify blackout periods during which deposits may not be made, time periods during which deposits may be made, and minimum size and frequency of deposits.

The Depositary and the custodian will refuse to accept common shares for deposit whenever they are notified in writing that such deposit would result in any violation of applicable laws, including ownership restrictions under the laws of the ROC.

Notwithstanding the above, per the directive issued by the FSC to us in connection with the FSC’s review of the delisting of ADSs from the NYSE (Reference No. Zheng-Qi-Fa-Zi-1080335017), the total number of the ADSs permitted for trading in the over-the-counter market shall be capped at the outstanding number of the ADSs as of December 2, 2019, New York Time, which is 51,036,874 ADSs, and from December 3, 2019, New York Time, no additional re-issuance after redemption of the ADSs will be permitted.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that our common shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of our common shares, you will be responsible for transferring good and valid title to the depositary. Therefore, you will be deemed to represent and warrant that:

•	the common shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive and similar rights, if any, with respect to such common shares have been validly waived or exercised;

•	you are duly authorized to deposit our common shares;

•	the common shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” as defined in the Deposit Agreement; and

•	the common shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split-Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADS holders, pursuant to the terms of the Deposit Agreement, upon a combination or split up of ADRs.

Withdrawal of Common Shares Upon Cancellation of ADSs

Subject to the relevant provisions of the Deposit Agreement, a holder may apply to withdraw the underlying common shares, or request the Depositary, acting pursuant to the Deposit Agreement, to sell or cause to be sold on behalf of such holders of the underlying common shares. Your ability to withdraw the common shares may be limited by U.S. and ROC law considerations applicable at the time of withdrawal.

Subject to the withdrawal of deposited property being permitted under ROC law and regulations, you may also request that our common shares represented by your ADSs be sold on your behalf. The Depositary may require that you deliver your request for sale in writing. Any sale of our common shares will be conducted according to applicable ROC law through a securities company in the ROC on the TWSE or in another manner as is permitted under applicable ROC law. Any sale will be at your risk and expense. You may also be required to enter into a separate agreement with the Depositary to cover the terms of the sale of our common shares.

Although sales of ADSs by a non-resident individual or a corporation that has no fixed place of business or other permanent establishment or business agent in the territory of the ROC are not currently subject to ROC taxation, sales of common shares by such individual or corporation will be subject to a securities transaction tax in the ROC.

In order to withdraw or instruct the sale of the common shares represented by your ADSs, you will be required to pay to the Depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the common shares being withdrawn and you will be required to provide to the Depositary the applicable withdrawal certification. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the Deposit Agreement.

If you hold an ADS registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of our common shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the Depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

We currently have reporting obligations under ROC law in respect of the ADS facility. In order to enable us to gather the information necessary for these reporting obligations, you will be asked to complete and sign a certification upon withdrawal of common shares from the ADS facility. In this certification you will be asked to disclose, among other information:

•	your name;

•	the name and nationality (and the identity number, if such person is a ROC citizen) of any person who will become the shareholder upon withdrawal and the Foreign Investor Investment I.D. issued under the Investment Regulations (if such person is a non-ROC person) or PRC Investor Investment I.D. pursuant the Mainland Investors Regulations (if such person is a PRC person);

•	the book-entry account number at TDCC and account name of the person who will receive the common shares upon such withdrawal;

•	the number of common shares such person will receive upon such withdrawal;

•	the aggregate number of common shares such person has received upon all withdrawals since the establishment of our ADS facility;

•	any other information that we or the depositary may deem necessary or desirable to comply with any ROC disclosure or reporting requirements; and

•	if the presenter is a broker-dealer, the owner of the account for which he is acting has confirmed the accuracy of the above representations.

You may also be required to certify to other information that we or the Depositary may deem necessary or desirable to comply with any ROC disclosure or reporting requirement. The Depositary will refuse to release common shares to you until you deliver a completed and signed certification to it.

Please keep in mind that the depositary will only accept for cancellation ADSs that represent a whole number of securities on deposit. If you surrender a number of ADSs for withdrawal representing other than a whole number of common shares, the depositary will either return the number of ADSs representing any remaining fractional common shares or sell the common shares represented by the ADSs you surrendered and remit the net proceeds of that sale to you as in the case of a distribution in cash. Common shares sold in lots other than integral multiples of 1,000 may realize a lower price on the Taiwan Stock Exchange.

Under the laws and regulations of the ROC, the common shares deposited under the Deposit Agreement may be withdrawn upon cancellation of the corresponding ADSs pursuant to the Deposit Agreement subject to the following conditions:

•	the appointment of an eligible agent in the ROC to open (1) a securities trading account with an ROC brokerage firm with ROC approval and (2) a bank account to pay ROC taxes, remit funds, exercise shareholders’ rights and perform such other functions as you may designate upon such withdrawal;

•	the appointment of a custodian bank to hold the securities in safekeeping, make confirmations, settle trades and report relevant information;

•	registration with the TWSE for making investments in the ROC securities market and receipt of a foreign investor investment identification prior to withdrawing common shares; and

•	the appointment of an agent in the ROC for filing tax returns and making tax payments in the ROC Such agent must meet certain qualifications set by the FSCROC and, upon appointment, becomes a guarantor of such withdrawing owner’s ROC tax obligations. Evidence of the appointment of such agent and the approval of such appointment by the ROC. tax authorities may be required as conditions to such withdrawing holder’s repatriation of the proceeds from the sale of the withdrawn common shares. There can be no assurance that such withdrawing holder will be able to appoint and obtain approval for such agent in a timely manner.

These conditions may change from time to time. We cannot assure you that current ROC law will remain in effect or that future changes in ROC law will not adversely affect your ability to withdraw our common shares from the ADS facility.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the common shares or ADSs are closed, or (ii) common shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

•	Other instructions specifically contemplated by Instruction (1) of the General Instructions to Form F-6 (as may be amended from time to time)

The Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

You may direct the exercise of voting rights regarding the common shares represented by the ADSs only pursuant to the Deposit Agreement. You will not be able to exercise voting rights attaching to our common shares on an individual basis. According to the ROC Company Law, a shareholder’s voting rights must, as to all matters brought to a vote of shareholders, other than the election of directors and/or supervisors, be exercised as to all common shares held by the shareholder in the same manner, provided that shareholders holding common shares on behalf of others are permitted to split votes when exercising voting rights. Under the Deposit Agreement, the voting rights of the common shares represented by ADSs must be exercised collectively in the same manner, including the election of directors. The voting rights of holders of common shares are described in the above “Description of the Common Stock and Related Matters — Voting Rights.”

By accepting and continuing to hold ADSs or any interest in the ADSs, you will authorize and direct the depositary’s nominee to appoint the chairman of our board of directors, or the chairman’s designee, as representative of the depositary’s nominee to exercise the voting rights attaching to the common shares represented by the ADSs.

Once notified of a shareholders’ meeting, the depositary will, subject to the terms of the Deposit Agreement, fix a record date for determining the owners entitled to receive information about this meeting. The depositary will distribute to you:

•	the notice of the meeting sent by us; and

•	a statement that you will be entitled to instruct the depositary or its nominee as to the exercise of the voting rights.

If the depositary timely receives voting instructions from holders of at least 51% of the outstanding ADSs to vote in the same manner on a resolution, including election of directors, the depositary will cause all of the common shares underlying your ADSs to be voted in the manner instructed. If, for any reason other than our failure to provide timely notice to the depositary of a shareholders’ meeting, the depositary does not receive timely instructions from holders of at least 51% of all ADSs outstanding to vote in the same manner on a resolution, including a resolution for the election of directors, the holders of all ADSs outstanding shall be deemed, subject to our satisfying the applicable requirements of the Deposit Agreement, to have instructed the depositary’s nominee to authorize the chairman of our board of directors, or his designee, to vote the common shares on deposit in respect of their ADSs in his discretion, which may not be in the interest of the holders of ADSs.

You will not be able to exercise cumulative voting rights on an individual basis in the elections of directors under the Deposit Agreement. Instead, the depositary will exercise the cumulative voting rights on behalf of all ADS holders. This means that if at least 51% of the votes represented by outstanding ADSs are cast for a particular director for a particular open position in an election, the depositary shall, subject to the terms of the Deposit Agreement, cause all of the common shares underlying the outstanding ADSs to be voted in favor of the director. If less than 51% of all votes represented by outstanding ADSs are cast for a particular director for a particular position, the depositary shall, subject to its receipt of a satisfactory opinion of counsel and to the terms of the Deposit Agreement and ROC law, authorize the chairman of our board of directors, or his designee, to vote all the common shares on deposit in his or her discretion, which may not be in the interests of the holders.

By accepting and continuing to hold ADSs or any interest therein, you will be deemed to have agreed to the voting provisions set forth in the Deposit Agreement, as such provisions may be amended from time to time to comply with applicable ROC law.

There can be no assurance that you will receive notice of shareholders’ meetings sufficiently prior to the date established by the depositary for receipt of instructions to enable you to give timely voting instructions.

We have adopted a candidate nomination system for the election of directors. Holders of one (1) percent or more of the total and issued outstanding common shares as of the applicable record date for determining holders of common shares with the right to vote at a meeting of shareholders are entitled to submit a roster of candidates to be considered for nomination to our board of directors at a meeting of our shareholders involving the election of directors, provided that (i) the number of director candidates contained in any such nomination shall not exceed the number of the directors to be elected at such meeting, (ii) any such nomination is submitted to us prior to the expiration of the period for submission of nominations, (iii) any such nomination shall contain the name, educational background and past work experience of each director candidate identified in such nomination, (iv) the nomination shall include a letter of consent issued by each director candidate identified in the nomination consenting to act as director if she/he/it is elected as such, (v) we receive a written statement by each director candidate assuring that she/he/it is not in violation of any of the circumstances set forth in Article 30 of the ROC Company Act, as amended, (vi) if a director candidate is a corporate shareholder of our common shares (which cannot be the Depositary or its nominee), or such corporate shareholder's representative, additional information and documents reflecting the basic registration information of such corporate shareholder and the document certifying the number of common shares in its possession have been included, (vii) any further conditions under Article 192-1 of the ROC Company Act, as amended, of our articles of incorporation, and of the Deposit Agreement are so satisfied.

We have adopted a candidate nomination system, as holder of the deposited securities, the Depositary or its nominee would be entitled to submit only one (1) nomination for each meeting involving the election of directors in respect of all of the common shares held on deposit as of the established record date.  Holders and beneficial owners of ADSs do not under ROC law have individual rights to submit nominations but may be able to submit a nomination if such holders or beneficial owners (i) timely present their ADSs to the Depositary for cancellation pursuant to the terms of the Deposit Agreement and become holders of common shares in the ROC prior to the expiration of the nomination submission period and prior to the candidate nomination record date, and (ii) otherwise satisfy the conditions of ROC law applicable to the submission of nominations for consideration at a meeting of our shareholders involving the election of directors.

Holders and beneficial owners of ADSs do not have individual nomination rights. We have adopted a candidate nomination system, the Depositary would, if so requested by beneficial owner(s) as of the established record date that own(s), individually or as a group, at least 51% of the ADSs outstanding as of the established record date, submit to us for consideration at a meeting of the Company’s shareholders involving the election of directors one (1) nomination, provided that the conditions set forth above with respect to nominations, as well as those that may be required under our articles of incorporation and the terms and conditions of the Deposit Agreement, are met. The requirements associated with nomination submissions which are or may be applicable to holders and beneficial owners of ADSs are further set forth in the Deposit Agreement.

Proposal Rights

Holders of one (1) percent or more of the total and issued outstanding common shares will be entitled to submit one written proposal each year for consideration at our annual ordinary meeting of stockholders provided that (i) the proposal is in the Chinese language and does not exceed 300 Chinese characters, (ii) the proposal is submitted to us prior to the expiration of the period for submission of proposals (the “Submission Period”) announced by us, (iii) only one (1) matter for consideration at our annual ordinary meeting of shareholders is allowed in each proposal, and (iv) the proposing shareholder shall attend, in person or by a proxy, such annual ordinary meeting whereat his or her or its proposal is to be discussed and such proposing shareholder, or his or her or its proxy, shall take part in the discussion of such proposal.

As the holder of common shares, the Depositary is entitled, provided the conditions of ROC law are satisfied, to submit only one (1) proposal each year in respect of all of the common shares held on deposit. Holders and beneficial owners of ADSs do not under ROC law have individual rights to submit proposals to us but may be able to submit proposals to us for consideration at the annual ordinary meeting of shareholders if the beneficial owners (i) timely present their ADSs to the Depositary for cancellation pursuant to the terms of the Deposit Agreement and become holders of common shares in the ROC prior to the expiration of the Submission Period and prior to the applicable shareholder proposal record date, and (ii) otherwise satisfy the conditions of ROC law applicable to the submission of proposals to us for consideration at an annual ordinary meeting of our shareholders.

The Depositary will, if so requested by (a) beneficial owner(s) as of the applicable ADS record date that own(s), individually or as a group, at least 51% of the ADSs outstanding as of the applicable ADS record date, submit to us for consideration at the annual ordinary meeting of our shareholders one (1) proposal each year, provided that certain terms and conditions as set forth in the Deposit Agreement are met.

The Depositary will not be obligated to provide to holders and beneficial owners of the ADSs any notices relating to the proposal rights, including, without limitation, notice of submission period, or the receipt of any proposal(s) from submitting holders, or of the holdings of any ADSs by any persons, except that the Depositary shall, upon a ADS holder’s request, inform such holder of the total number of ADSs the issued.

Amendments and Termination

We may agree with the depositary to modify the Deposit Agreement at any time without your consent. We undertake in the Deposit Agreement to give holders 30 days’ prior notice of any modifications that would impose or increase any fees or materially prejudice any of your substantial rights under the Deposit Agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the Deposit Agreement if you continue to hold your ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent you from withdrawing the common shares represented by your ADSs, except as required by law.

We have the right to direct the depositary to terminate the Deposit Agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the depositary must give notice to you at least 30 days before termination.

Upon termination, the following will occur under the Deposit Agreement:

•	For a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the common shares represented by your ADSs and the delivery of all other property held by the depositary in respect of those common shares on the same terms as prior to the termination. During such six-month period, the depositary will continue to collect all distributions received on the common shares on deposit, including dividends, but will not distribute any such property to you until you request the cancellation of your ADSs.

•	After the expiration of such six-month period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the Deposit Agreement:

Service	Fees
(1) Issuance of ADSs upon deposit of securities	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) issued
(2) Delivery of deposited securities, property and cash against surrender of ADSs	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) surrendered
(3) Distribution of (a) cash dividend or (b) ADSs pursuant to stock dividends (or other free distribution of stock)	No fee, so long as prohibited by the exchange upon which the ADSs are listed. If the charging of such fee is not prohibited, the fees specified in (1) above shall be payable in respect of a distribution of ADSs pursuant to stock dividends (or other free distribution of stock) and the fees specified in (4) below shall be payable in respect of distributions of cash.
(4) Distribution of cash proceeds (i.e., upon sale of rights and other entitlements)	Up to U.S. $2.00 per 100 ADSs (or fraction thereof) held
(5) Distribution of ADSs pursuant to exercise of rights to purchase additional ADSs	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) issued

As an ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•	such registration fees as may from time to time be in effect for the registration of deposited securities on the share register and applicable to transfers of common shares to or from the name of the custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing common shares or holders and beneficial owners of ADSs;

•	the expenses and charges incurred by the Depositary in the conversion of foreign currency;

•	such fees and expenses incurred by the Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to our common shares, ADSs and ADRs; and

•	the fees and expenses incurred by the Depositary, the custodian or any nominee in connection with the servicing or delivery of deposited securities.

Books of Depositary and Notices

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other ADS holders in the interest of business matters relating to the ADSs and the Deposit Agreement.

The depositary will maintain in The City of New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

The depositary will make available at its offices, and distribute to ADS holders at our request, a copy of any notice, report or other communication to holders of our common shares that it receives from us.

Limitations on Obligations and Liabilities

The Deposit Agreement limits our obligations and the depositary’s obligations to you, including the following:

•	We and the depositary are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith.

•	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it has acted in good faith and in accordance with the terms of the Deposit Agreement.

•	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it has acted in good faith and in accordance with the terms of the Deposit Agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.

•	We and the depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our articles of incorporation, any provision of any securities on deposit or by reason of any act of God, terrorism or war or other circumstances beyond our control.

•	We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the Deposit Agreement, in our articles of incorporation or in any provisions of securities on deposit.

•	We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting our shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary also disclaim liability for your inability to benefit from any distribution, offering, right or other benefit which is made available to other holders of common shares but is not, under the terms of the Deposit Agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the Deposit Agreement.

Pre-Release Transactions

Subject to the terms and conditions of the Deposit Agreement, the depositary may, in certain circumstances, to the extent permitted by applicable laws and regulations, issue to brokers/dealers ADSs before receiving a deposit of our common shares or release our common shares to brokers/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions” and are entered into between the depositary and the applicable brokers/dealers. The Deposit Agreement limits the aggregate size of pre-release transactions (not to exceed 30% of our common shares on deposit in the aggregate) and imposes a number of conditions on these transactions, which include conditions related to the need to receive collateral, the type of collateral required, and the representations required from brokers/dealers. The depositary may retain the compensation received from the pre-release transactions.

ROC law currently prohibits the issuance of ADSs prior to receipt of a deposit of our common shares.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by you and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs, or to release securities on deposit, until all taxes and charges are paid by you. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based upon any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements. If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to you for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to you for whom the distribution is lawful and practical; and

•	hold the foreign currency, without liability for interest, for the applicable holders.

Under ROC laws and regulations relating to foreign exchange control, the depositary may, without obtaining further approvals from the Central Bank of the Republic of China (Taiwan) or any other governmental authority or agency of the ROC, convert NT dollars into other currencies, including U.S. dollars, in connection with the following:

•	proceeds of the sale of common shares represented by ADSs;

•	proceeds of the sale of common shares received as stock dividends and deposited into the ADS facility; and

•	any cash dividends or cash distributions received.

In addition, the depositary, without governmental approval, may also convert incoming payments into NT dollars for (1) purchases of common shares for deposit into the ADS facility against the creation of additional depositary shares or (2) subscription payments for rights offerings through us.

The depositary may be required to obtain foreign exchange approval from the Central Bank of the Republic of China (Taiwan) on a payment-by-payment basis for conversion from NT dollars into foreign currencies of the proceeds from the sale of subscription rights for new common shares. Although we expect that the Central Bank of the Republic of China (Taiwan) will grant this approval as a routine matter, we cannot assure you that in the future any approval will be obtained in a timely manner, or at all.

Under current ROC law, subject to obtaining the Foreign Investor Investment I.D. issued pursuant to the Investment Regulations, or the PRC Investor Investment I.D. issued pursuant to Mainland Investors Regulations, a non-ROC holder, may, without obtaining foreign-exchange approval from the Central Bank of the Republic of China (Taiwan), convert NT dollars into other currencies, including U.S. dollars, upon receipt of (1) the proceeds of the sale of any underlying common shares withdrawn from the ADS facility or received as a stock dividend received upon the common shares and (2) any cash dividends or distribution paid upon the common shares.

The non-ROC holder may be required to obtain foreign exchange approval from the Central Bank of the Republic of China (Taiwan) on a payment-by-payment basis for conversion from NT dollars to foreign currencies of the proceeds from the sale of subscription rights for new common shares. Although we expect that the Central Bank of the Republic of China (Taiwan) will grant this approval as a routine matter, we cannot assure you that in the future any approval will be obtained in a timely manner, or at all.

Governing Law

The Deposit Agreement and the ADRs shall be interpreted in accordance with the laws of the State of New York. We and the depositary have agreed that the federal or state courts in the City of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute between us that may arise out of or in connection with the Deposit Agreement. We also submitted to the jurisdiction of these courts, and we have appointed an agent for service of process in the City of New York.